EXHIBIT 99.1

Investor Relations:

Erica Abrams or Annie Palmore

the blueshirt group

(415) 217-7722

erica@blueshirtgroup.com

annie@blueshirtgroup.com

Oplink Communications Reports Financial Results for the Third Quarter of Fiscal 2003

San Jose, Calif., April 24, 2003—Oplink Communications, Inc. (Nasdaq: OPLK), a leading designer and manufacturer of optical components and integrated modules, and a provider of contract Optical Manufacturing Services (OMS), today reported financial results for the quarter ended March 31, 2003 and the nine-month period ended March 31, 2003.

For the quarter ended March 31, 2003, Oplink reported revenues of $5.6 million, which represents an increase of approximately 10% over revenues of $5.1 million reported in the prior quarter ended December 31, 2002. The Company reported a net loss of $3.0 million, or $0.02 per share, for the quarter ended March 31, 2003 which compares to a net loss of $14.4 million, or $0.09 per share, reported in the prior quarter ended December 31, 2002.

In accordance with generally accepted accounting principles (GAAP), net loss for the quarter ended March 31, 2003 includes $333,000 of non-cash compensation charges related to operations and $15,000 of amortization of intangible and other assets, offset by $39,000 of non-cash compensation benefit related to cost of revenues and a one-time benefit of $297,000 with respect to sales and marketing as a result of a change of estimates for commissions due. Net loss for the prior quarter ended December 31, 2002 includes $361,000 of non-cash compensation charges related to operations, $9.3 million of restructuring costs and other special charges, $190,000 of merger fees, $22,000 of amortization of intangible and other assets, offset by $716,000 of non-cash compensation benefit related to cost of revenues. The foregoing net loss results also include revenue associated with the unexpected utilization of fully reserved inventory of $469,000 in the quarter ended March 31, 2003 and $530,000 in the prior quarter ended December 31, 2002.

These results compare to revenues of $9.6 million and a net loss of $8.4 million, or $0.05 per share, reported in the comparable quarter ended March 31, 2002 for the prior fiscal year. In accordance with GAAP, the net loss in the quarter ended March 31, 2002 for the prior fiscal year includes $1.6 million of non-cash compensation charges related to operations, $200,000 of non-cash compensation charges related to cost of revenues, $1.4 million of merger fees and $42,000 of amortization of intangible and other assets.

For the nine-month period ended March 31, 2003, Oplink reported revenues of $16.7 million and a net loss of $26.1 million, or $0.16 per share. This compares to revenues of $30.2 million and a net loss of $60.2 million, or $0.37 per share reported for the nine-month period ended March 31, 2002.

In accordance with GAAP, net loss for the nine-month period ended March 31, 2003 includes $1.3 million of non-cash compensation charges related to operations, $9.3 million of restructuring and other special charges, $1.3 million of merger fees and $63,000 of amortization of intangible and other assets, offset by $653,000 of non-cash compensation benefit related to cost of revenues and a one-time benefit of $297,000 with respect to sales and marketing as a result of a change of estimates for commissions due. The net loss for the nine-month period ended March 31, 2003 also includes revenue of $999,000 associated with the unexpected utilization of fully reserved inventory. Net loss for the nine-month period ended March 31, 2002 includes $3.1 million of non-cash compensation charges related to operations, $47,000 of non-cash compensation charges related to cost of revenues, $25.6 million of restructuring and other special charges, $1.4 million of merger fees and $126,000 of amortization of intangible and other assets.

In the quarter ended March 31, 2003, the Company continued to manage cash and improve operating efficiencies, closing the quarter with $202.5 million in cash, cash equivalents and short-term investments as compared to $210.6 million at December 31, 2002. The Company utilized approximately $5.0 million dollars during the quarter ended March 31, 2003 purchasing its stock under the stock buy back program previously announced.

“We are pleased with both our financial and operational performance in the third quarter, despite continued softness in the market for telecommunications products,” commented Joe Liu, President and CEO of Oplink. “In addition to revenue growth, we made good progress in our efforts to restructure our business and relocate functions to China, which decreased operating expenses, reduced cash burn, and improved gross margins compared to the prior quarter ended December 31, 2002.”

“Importantly, we continued to expand our Optical Manufacturing Service (OMS) business and contract manufacturing capabilities in order to better serve customers’ growing demands for a higher level of integration of optics with electronics and software. We advanced our customer relationships through our unique ability to custom design and manufacture subsystems to meet their individual needs. As we look ahead, we will continue to aggressively seek new business opportunities and emphasize cost management to sustain our existing customer base and help ensure our competitive position,” concluded Liu.

Conference Call Information

The Company will host a corresponding conference call and live Webcast at 2:00 p.m. Pacific Time on April 24, 2003. To access the conference call in the US or Canada, dial 800-366-3964. For all international calls, dial 303-262-2076. The Webcast will be available live on the Investor Relations section of the Company’s corporate website at http://investor.oplink.com/index.cfm.

A replay of the Webcast will be available beginning two hours after the completion of the call until at least June 30, 2003, at http://investor.oplink.com/index.cfm. An audio replay of the call will also be available to investors beginning at 4:00 p.m. Pacific Time on April 24 until April 26, 2003, by dialing 800-405-2236 for callers inside the US and Canada (303-590-3000 for callers outside the U.S. and Canada) and entering pass code 535258.

About Oplink

Oplink designs, manufactures and markets fiber optic components and modules that expand optical bandwidth, amplify optical signals, monitor and protect wavelength performance and redirect light signals within an optical network. Oplink also provides Optical Manufacturing Services (OMS) to its worldwide customer base, manufacturing highly integrated optical subsystems and turn-key solutions that increase the performance of optical networks and enable service providers and optical system manufacturers to provide flexible and scalable bandwidth to support the increase of data traffic on the Internet and other public and private networks. The Company markets its products worldwide to telecommunications equipment providers.

Oplink was incorporated in 1995 and is headquartered in San Jose, California. The Company’s primary manufacturing facility is in Zhuhai, China.

To learn more about Oplink, visit its web site at: http://www.oplink.com/.

This news release contains forward-looking statements, including statements regarding Oplink’s market opportunities, Oplink’s ability to realize operating efficiencies through the transfer of its research and development efforts to China and effectively restructure its business and manage costs, and achieve market acceptance with respect to new products, that involve risks and uncertainties which may cause Oplink’s actual results to differ substantially from expectations. These risks include, but are not limited to, possible delay in customer shipments in the event that an outbreak of severe acute respiratory syndrome (SARS) causes a temporary closure of Oplink’s manufacturing facilities located in China, the impact of personnel changes on Oplink’s employees and customers, the widespread downturns in the overall economy in the United States and other parts of the world and the telecommunications industry, possible continued reductions in customer orders, the challenge to effectively manage our inventory levels and operating expenses during periods of weakening demand, the impact of reductions in work force and other restructuring activities on financial results and productivity and expected product manufacturing and other plans, our reliance upon third parties to supply our raw materials and equipment, intense competition in our target markets and potential pricing pressure that may arise from changing supply-demand conditions in the industry, the need to retain and motivate key personnel, the possibility of delisting of Oplink’s common stock from the Nasdaq National Market, risks associated with the protection of our, and possible infringement of others’, intellectual property, and other risks detailed from time to time in our SEC filings, including our annual report filed on Form 10-K for the fiscal year ended June 30, 2002, and Form 10-Q for the quarter ended December 31, 2002.

The foregoing information represents Oplink’s outlook only as of the date of this press release, and Oplink undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

OPLINK COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2003	June 30, 2002
	(Unaudited)	(1)

ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$202,462	$224,749
Accounts receivable, net	4,764	6,831
Inventories	5,037	6,551
Prepaid expenses and other assets	2,655	3,571

Total current assets	214,918	241,702

Property, plant and equipment, net	44,787	59,732
Intangible and other assets	1,220	1,760

Total assets	$260,925	$303,194

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,076	$5,412
Accrued liabilities and other current liabilities	13,138	17,607

Total current liabilities	20,214	23,019

Non-current liabilities	1,973	6,894

Total liabilities	22,187	29,913

Stockholders’ equity	238,738	273,281

Total liabilities and stockholders’ equity	$260,925	$303,194

(1)	The June 30, 2002 consolidated balance sheet has been derived from audited financial statements at that date.

OPLINK COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amount)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002

Revenues	$5,622	$9,598	$16,742	$30,236

Cost of revenues:
Cost of revenues	5,063	9,244	18,234	41,760
Non-cash compensation (recovery) expense	(39)	200	(653)	47

Total cost of revenues	5,024	9,444	17,581	41,807

Gross profit (loss)	598	154	(839)	(11,571)

Operating expenses:
Research and development	1,725	3,204	7,380	10,595
Sales and marketing	595	2,304	3,518	6,394
General and administrative	1,828	1,713	5,387	5,611
Restructuring costs and other special charges	—	—	9,280	25,643
Merger fees	—	1,425	1,300	1,425
Non-cash compensation expense	333	1,573	1,324	3,136
Amortization of intangible and other assets	15	42	63	126

Total operating expenses	4,496	10,261	28,252	52,930

Loss from operations	(3,898)	(10,107)	(29,091)	(64,501)

Interest and other income, net	864	1,703	2,966	4,351

Net loss	$(3,034)	$(8,404)	$(26,125)	$(60,150)

Basic and diluted net loss per share	$(0.02)	$(0.05)	$(0.16)	$(0.37)

Basic and diluted weighted average shares outstanding	158,556	163,735	161,844	162,055